Exhibit 4.3

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on 27 March 2024 between two (the “Surviving Company”) and Logistic Properties of the Americas Subco (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the sole director of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated as of 15 August 2023 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Business Combination Agreement”) between and among, among others, the Surviving Company and the Merging Company, a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3	The registered office of:

3.1	the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands; and

3.2	the Merging Company is c/o Ogier Global (Cayman) Limited of 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

4	Immediately prior to the Effective Date (as defined below):

4.1	the authorised share capital of the Surviving Company will be US$41,100 divided into 400,000,000 Class A Ordinary Shares of US$0.0001 each, 10,000,000 Class B Ordinary Shares of US$0.0001 each and 1,000,000 preference Shares of US$0.0001 each; and

4.2	the authorised share capital of the Merging Company will be US$41,100 divided into 400,000,000 Class A Ordinary Shares of US$0.0001 each, 10,000,000 Class B Ordinary Shares of US$0.0001 each and 1,000,000 preference Shares of US$0.0001 each.

5	The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar of Companies (the “Registrar”) in accordance with section 233(13) of the Statute (the “Effective Date”).

6	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Business Combination Agreement (including, without limitation, in Article 1 thereof).

7	Following the Merger, the rights and restrictions attaching to the shares in the Surviving Company will be as set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

8	The Amended and Restated Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date.

9	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

10	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

11	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12	The names and addresses of each director of the surviving company (as defined in the Statute) are:

12.1	Thomas McDonald of Plaza Tempo, Edificio B, Oficina B1, Piso 2, San Rafael de Escazú, San José, Costa Rica;

12.2	Roger Lazarus of Plaza Tempo, Edificio B, Oficina B1, Piso 2, San Rafael de Escazú, San José, Costa Rica;

12.3	Gloria Canales Saldaña of Plaza Tempo, Edificio B, Oficina B1, Piso 2, San Rafael de Escazú, San José, Costa Rica;

12.4	Mauricio Salgar of Plaza Tempo, Edificio B, Oficina B1, Piso 2, San Rafael de Escazú, San José, Costa Rica; and

12.5	Diego Durruty of Plaza Tempo, Edificio B, Oficina B1, Piso 2, San Rafael de Escazú, San José, Costa Rica.

13	This Plan of Merger has been approved by the board of directors of the Surviving Company pursuant to section 233(3) of the Statute.

14	This Plan of Merger has been approved by the sole director of the Merging Company pursuant to section 233(3) of the Statute.

15	This Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company.

16	This Plan of Merger has been authorised by the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute.

17	At any time prior to the Effective Date, this Plan of Merger may be:

17.1	terminated by the board of directors of either the Surviving Company or the Merging Company;

17.2	amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar; and

(b)	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

If this Plan of Merger is terminated or amended in accordance with this clause after it has been filed with the Registrar but before it has become effective, the Surviving Company and the Merging Company must file or cause to be filed a notice of the termination or amendment (as applicable) with the Registrar in accordance with sections 235(2) and 235(4) of the Statute and must distribute copies of such notice in accordance with section 235(3) of the Statute.

18	This Plan of Merger may be executed in counterparts.

19	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

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Signature Page to Plan of Merger

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)

two	)	/s/ Thomas Hennessy
Acting by:	)	Name:	Thomas D. Hennessy
	)	Title:	Director

Signature Page to Plan of Merger

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)

Logistic Properties of the Americas Subco	)	/s/ Esteban Saldarriaga
Acting by:	)	Name:	Esteban Saldarriaga
	)	Title:	Director

Annexure 1

Business Combination Agreement

Annexure 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company